The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated April 21, 2023

PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270004 and 333-270004-01 Dated April , 2023

JPMorgan Chase Financial Company LLC Capped GEARS

Linked to the EURO STOXX 50® Index, Converted into U.S. Dollars, due on or about June 28, 2024

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Investment Description

Capped GEARS (Growth Enhanced Asset Return Securities), which we refer to as the “Securities,” are unsecured and unsubordinated debt securities issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., with a return linked to the performance of the EURO STOXX 50® Index (the “Underlying”), converted into U.S. dollars based on the Exchange Rate described below. Investors in the Securities will therefore have composite economic exposure to the performance of the Underlying as well as the performance of the European Union euro relative to the U.S. dollar. The Underlying Return will reflect the performance of the Underlying, converted into U.S. dollars, from the Adjusted Initial Value to the Adjusted Final Value. If the Underlying Return is positive, JPMorgan Financial will repay your principal amount at maturity plus pay a return equal to the Underlying Return times the Upside Gearing of 3.00, up to the Maximum Gain of between 24.00% and 25.00%, which will be finalized on the Trade Date and provided in the pricing supplement. If the Underlying Return is zero, JPMorgan Financial will repay your principal amount at maturity. However, if the Underlying Return is negative, JPMorgan Financial will repay less than your principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return. In this case, you will have full downside exposure to the Underlying, converted into U.S. dollars, from the Adjusted Initial Value to the Adjusted Final Value and could lose all of your principal amount. In addition, if the U.S. dollar appreciates against the European Union euro, you may lose some or all of their investment, even if the Underlying has increased in value. Investing in the Securities involves significant risks. You may lose some or all of your principal amount. You will not receive dividends or other distributions paid on any stocks included in the Underlying, and the Securities will not pay interest. Any payment on the Securities is subject to the creditworthiness of JPMorgan Financial as issuer of the Securities, and the creditworthiness of JPMorgan Chase & Co., as guarantor of the Securities. If JPMorgan Financial and JPMorgan Chase & Co. were to default on their payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features
❑	Enhanced Growth Potential Subject to Maximum Gain — At maturity, the Upside Gearing feature will provide leveraged exposure to any positive performance of the Underlying, converted into U.S. dollars, up to the Maximum Gain of between 24.00% and 25.00%, which will be finalized on the Trade Date and provided in the pricing supplement. If the Underlying Return is negative, investors will be exposed to the negative Underlying Return at maturity.
❑	Full Downside Market Exposure — If the Underlying Return is negative, investors will be exposed to the negative Underlying Return at maturity and JPMorgan Financial will pay less than your principal amount, if anything, resulting in a loss of principal that is proportionate to the decline of the Underlying, converted into U.S. dollars, from the Adjusted Initial Value to the Adjusted Final Value. You may lose some or all of your principal. Any payment on the Securities is subject to the creditworthiness of JPMorgan Financial and JPMorgan Chase & Co.
Key Dates
Trade Date[1]	April 26, 2023
Original Issue Date (Settlement Date)[1]	April 28, 2023
Final Valuation Date[2]	June 26, 2024
Maturity Date[2]	June 28, 2024
1	Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and/or the Maturity Date will be changed so that the stated term of the Securities remains the same.
2	Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement or early acceleration in the event of a change-in-law event as described under “General Terms of Notes — Consequences of a Change-in-Law Event” in the accompanying product supplement

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN FINANCIAL IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING, CONVERTED INTO U.S. DOLLARS. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN FINANCIAL FULLY AND UNCONDITIONALLY GUARANTEED BY JPMORGAN CHASE & CO. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE S-2 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-10 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Security Offering

We are offering Capped GEARS linked to the EURO STOXX 50® Index. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. The return on the Securities is subject to, and will not exceed, the Maximum Gain. The Maximum Gain and Adjusted Initial Value will be finalized on the Trade Date and provided in the pricing supplement. The actual Maximum Gain will not be less than the bottom of the range listed below, but you should be willing to invest in the Securities if the Maximum Gain were set equal to the bottom of that range.

Underlying	Upside Gearing	Maximum Gain	Adjusted Initial Value	CUSIP	ISIN
EURO STOXX 50® Index (Bloomberg ticker: SX5E), converted into U.S. dollars	3.00	24.00% to 25.00%	•	48130Y438	US48130Y4382

See “Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Securities” in this pricing supplement. The Securities will have the terms specified in the prospectus and the prospectus supplement, each dated April 13, 2023, product supplement no. 5-I dated April 13, 2023, underlying supplement no. 1-I dated April 13, 2023 and this pricing supplement. The terms of the Securities as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in that product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement. Any representation to the contrary is a criminal offense.

	Price to Public1		Fees and Commissions2		Proceeds to Issuer
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the EURO STOXX 50® Index, converted into U.S. dollars		$10.00		$0.20		$9.80
1	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Securities.
2	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us that will not exceed $0.20 per $10 principal amount Security. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement, as supplemented by “Supplemental Plan of Distribution” in this pricing supplement.

If the Securities priced today and assuming a Maximum Gain equal to the middle of the range listed above, the estimated value of the Securities would be approximately $9.675 per $10 principal amount Security. The estimated value of the Securities, when the terms of the Securities are set, will be provided in the pricing supplement and will not be less than $9.40 per $10 principal amount Security. See “The Estimated Value of the Securities” in this pricing supplement for additional information.

The Securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Securities

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these Securities are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Product supplement no. 5-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029550/ea152818_424b2.pdf
t	Underlying supplement no. 1-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029543/ea151873_424b2.pdf
t	Prospectus supplement and prospectus, each dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, the “Issuer,” “JPMorgan Financial,” “we,” “us” and “our” refer to JPMorgan Chase Financial Company LLC.

Supplemental Terms of the Securities

For purposes of the accompanying product supplement, the EURO STOXX 50® Index is an “Index.”

Investor Suitability

The Securities may be suitable for you if, among other considerations:

t     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

t     You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that has the same downside market risk as a hypothetical investment in the Underlying, converted into U.S. dollars.

t     You believe the Adjusted Closing Level will increase over the term of the Securities and that the appreciation is unlikely to exceed an amount equal to the Maximum Gain indicated on the cover hereof (the actual Maximum Gain will be finalized on the Trade Date and provided in the pricing supplement and will not be less than the bottom of the range indicated on the cover hereof).

t     You understand and accept that your potential return is limited by the Maximum Gain and you would be willing to invest in the Securities if the Maximum Gain were set equal to the bottom of the range indicated on the cover hereof.

t     You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the Adjusted Closing Level.

t     You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in the Underlying.

t     You are willing and able to hold the Securities to maturity.

t     You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to trade the Securities.

t     You understand and accept the risks associated with the Underlying and the Exchange Rate.

t     You are willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Securities, and understand that if JPMorgan Financial and JPMorgan Chase & Co. default on their obligations, you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

t     You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

t     You require an investment designed to provide a full return of principal at maturity.

t     You cannot tolerate a loss of all or a substantial portion of your investment, or you are not willing to make an investment that has the same downside market risk as a hypothetical investment in the Underlying, converted into U.S. dollars.

t     You believe the Adjusted Closing Level will decline over the term of the Securities, or you believe the Adjusted Closing Level will appreciate over the term of the Securities by more than the Maximum Gain indicated on the cover hereof (the actual Maximum Gain will be finalized on the Trade Date and provided in the pricing supplement and will not be less than the bottom of the range indicated on the cover hereof).

t     You seek an investment that has unlimited return potential without a cap on appreciation.

t     You would be unwilling to invest in the Securities if the Maximum Gain were set equal to the bottom of the range indicated on the cover hereof.

t     You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the Adjusted Closing Level.

t     You seek current income from your investment or prefer not to forgo dividends paid on the stocks included in the Underlying.

t     You are unwilling or unable to hold the Securities to maturity or seek an investment for which there will be an active secondary market.

t     You do not understand or accept the risks associated with the Underlying or the Exchange Rate.

t     You are not willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” section of this pricing supplement and the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement for risks related to an investment in the Securities. For more information on the Underlying, please see the section titled “The Underlying” below.

Indicative Terms
Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Issue Price:	$10.00 per Security (subject to a minimum purchase of 100 Securities or $1,000)
Principal Amount:	$10.00 per Security. The payment at maturity will be based on the principal amount.
Underlying:	EURO STOXX 50® Index
Underlying Currency:	European Union euro (EUR)
Term1:	14 months
Payment at Maturity (per $10 principal amount Security):

If the Underlying Return is positive, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Underlying Return × Upside Gearing)

provided, however, that in no event will JPMorgan Financial pay you at maturity an amount greater than:

$10.00 + ($10.00 × Maximum Gain)

If the Underlying Return is zero, JPMorgan Financial will pay you a cash payment at maturity of $10.00 per $10 principal amount Security.

If the Underlying Return is negative, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Underlying Return)

In this scenario, you will be exposed to the decline of the Underlying and you will lose some or all of your principal amount in an amount proportionate to the negative Underlying Return.

Underlying Return:	(Adjusted Final Value – Adjusted Initial Value) Adjusted Initial Value
Upside Gearing:	3.00
Maximum Gain:	Between 24.00% and 25.00%. The actual Maximum Gain will be finalized on the Trade Date and provided in the pricing supplement and will not be less than 24.00%. In no event will the return on the Principal Amount be greater than the Maximum Gain.
Adjusted Initial Value:	The adjusted closing level of the Underlying on the Trade Date
Adjusted Final Value:	The adjusted closing level of the Underlying on the Final Valuation Date
Adjusted Closing Level:	On any day, the closing level of the Underlying on that day multiplied by the Exchange Rate on that day, rounded to 2 decimal places
Exchange Rate:	On any day, the exchange rate of U.S. dollars per one European Union euro, as reported by Refinitiv Ltd. (“Refinitiv”) (or any successor service) on Refinitiv page “WMRSPOT05” (or any successor or substitute page), at approximately 4:00 p.m., London time, as determined by the calculation agent. Notwithstanding anything to the contrary in the accompanying product supplement, the Exchange Rate will not be rounded.

Currency Business Day:	With respect to the Underlying Currency, a day, as determined by the calculation agent, on which (a) dealings in foreign currency in accordance with the practice of the foreign exchange market occur in the City of New York, the principal financial center for the Underlying Currency (which is Frankfurt, Germany), (b) banking institutions in the City of New York and that principal financial center for that Reference Currency are not otherwise authorized or required by law, regulation or executive order to close and (c) the Trans-European Automated Real-time Gross Settlement Express Transfer System (TARGET2) is open
1 See footnote 1 under “Key Dates” on the front cover
Investment Timeline

Trade Date	The Adjusted Initial Value is observed. The Maximum Gain is determined.

Maturity Date

The Adjusted Final Value and the Underlying Return are determined.

If the Underlying Return is positive, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Underlying Return × Upside Gearing)

provided, however, that in no event will you receive at maturity an amount greater than:

$10.00 + ($10.00 × Maximum Gain)

If the Underlying Return is zero, JPMorgan Financial will pay you a cash payment at maturity of $10.00 per $10 principal amount Security.

If the Underlying Return is negative, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Underlying Return)

Under these circumstances, you will be exposed to the decline of the Underlying and you will lose some or all of your principal amount.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. IF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 5-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Securities.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Securities as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your Securities should be treated as long-term capital gain or loss if you hold your Securities for more than a year, whether or not you are an initial purchaser of Securities at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities.  Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations.  Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2025 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”).  Based on certain determinations made by us, we expect that Section 871(m) will not apply to the Securities with regard to Non-U.S. Holders.  Our determination is not binding on the IRS, and the IRS may disagree with this determination.  Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security.  If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Securities.  You should consult your tax adviser regarding the potential application of Section 871(m) to the Securities.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying or the Underlying Currency. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

Risks Relating to the Securities Generally

t	Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Securities. We will pay you the principal amount of your Securities in cash only if the Adjusted Final Value has not declined below the Adjusted Initial Value. If the Underlying Return is negative, you will lose some or all of your principal amount in an amount proportionate to the negative Underlying Return. Accordingly, you could lose up to your entire principal amount.
t	A Decrease in the Value of the European Union Euro Relative to the U.S. Dollar May Adversely Affect your Return on the Securities — The return on the Securities is based on the performance of the Underlying and the Exchange Rate, and adverse movements in either the level of the Underlying or the Exchange Rate may have an adverse effect on your return. The Adjusted Final Value is determined based on the Adjusted Closing Level, which is the closing level of the Underlying, converted into U.S. dollars based on the Exchange Rate. Accordingly, any depreciation in the value of the European Union euro relative to the U.S. dollar (or conversely, any appreciation in the value of the U.S. dollar relative to the European Union euro) may adversely affect your return on the Securities. For example, if the Underlying decreases in value and the Exchange Rate has also decreased due to depreciation of the European Union euro relative to the U.S. dollar, resulting in an Adjusted Final Value that is less than the Adjusted Initial Value, your loss on the Securities will be magnified.
t	Changes in the Value of the Underlying and the Exchange Rate May Offset Each Other — The Securities are linked to the Underlying, converted into U.S. dollars. Price movements in the Underlying and movements in the Exchange Rate may not correlate with each other. At a time when the value of the Underlying or the Exchange Rate increases, the Exchange Rate or the value of the Underlying, respectively, may decline. Therefore, in calculating the Adjusted Final Value, increases in the value of the Underlying or the Exchange Rate may be moderated, or more than offset, by declines in the Exchange Rate or the value of the Underlying, respectively. There can be no assurance that the Adjusted Final Value will be higher than the Adjusted Initial Value. You will lose some or all of your principal amount at maturity if the Adjusted Final Value is less than the Adjusted Initial Value.
t	Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — The Securities are unsecured and unsubordinated debt obligations of the Issuer, JPMorgan Chase Financial Company LLC, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. The Securities will rank pari passu with all of our other unsecured and unsubordinated obligations, and the related guarantee JPMorgan Chase & Co. will rank pari passu with all of JPMorgan Chase & Co.’s other unsecured and unsubordinated obligations. The Securities and related guarantees are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of JPMorgan Financial and JPMorgan Chase & Co. to satisfy their obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Financial and JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Financial and JPMorgan Chase & Co. were to default on their obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
t	As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the Securities. If these affiliates do not make payments to us and we fail to make payments on the Securities, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
t	We May Accelerate Your Securities If a Change-in-Law Event Occurs — Upon the announcement or occurrence of legal or regulatory changes that the calculation agent determines are likely to interfere with your or our ability to transact in or hold the Securities or our ability to hedge or perform our obligations under the Securities, we may, in our sole and absolute discretion, accelerate the payment on your Securities and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on your Securities is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please see “General Terms of Notes — Consequences of a Change-in-Law Event” in the accompanying product supplement for more information.
t	The Appreciation Potential of the Securities Is Limited by the Maximum Gain — The appreciation potential of the Securities is limited by the Maximum Gain. The Maximum Gain will be finalized on the Trade Date and provided in the pricing supplement and will not be less than the bottom of the range indicated on the front cover of this pricing supplement. Accordingly, the appreciation potential of the Securities will be limited by the Maximum Gain even if the Underlying Return times the Upside Gearing is greater than the Maximum Gain.
t	The Upside Gearing Applies Only If You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, if any, the price you receive likely will not reflect the full economic value of the Upside Gearing or the Securities themselves, and the return you realize may be less than the product of the performance of the Underlying, converted into U.S. dollars, and the Upside Gearing and may be less than the return of the Underlying, converted into U.S. dollars, even if that return is positive and does not exceed the Maximum Gain. You can receive the full benefit of the Upside Gearing, subject to the Maximum Gain, only if you hold your Securities to maturity.

t	No Interest Payments — JPMorgan Financial will not make any interest payments to you with respect to the Securities.
t	The Probability That the Final Value Will Fall Below the Initial Value on the Final Valuation Date Will Depend on the Volatility of the Underlying — “Volatility" refers to the frequency and magnitude of changes in the level of the Underlying, converted into U.S. dollars. Greater expected volatility with respect to the Underlying, converted into U.S. dollars, reflects a higher expectation as of the Trade Date that the Adjusted Closing Level could be below the Adjusted Initial Value on the Final Valuation Date, resulting in the loss of some or all of your investment. However, the volatility of the Underlying, converted into U.S. dollars, can change significantly over the term of the Securities. The Adjusted Closing Level could fall sharply, which could result in a significant loss of principal.
t	Investing in the Securities Is Not Equivalent to Investing in the Stocks Composing the Underlying or the Underlying Currency — Investing in the Securities is not equivalent to investing in the stocks included in the Underlying or the Underlying Currency. As an investor in the Securities, you will not have any ownership interest or rights in the stocks included in the Underlying, such as voting rights, dividend payments or other distributions.
t	We Cannot Control Actions by the Sponsor of the Underlying and That Sponsor Has No Obligation to Consider Your Interests — We and our affiliates are not affiliated with the sponsor of the Underlying and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Underlying. The sponsor of the Underlying is not involved in this Security offering in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.
t	Your Return on the Securities Will Not Reflect Dividends on the Stocks Composing the Underlying — Your return on the Securities will not reflect the return you would realize if you actually owned the stock included in the Underlying and received the dividends on the stock included in the Underlying. This is because the calculation agent will calculate the amount payable to you at maturity of the Securities by reference to the Adjusted Final Value, which reflects the Adjusted Closing Level on the Final Valuation Date without taking into consideration the value of dividends on the stock included in the Underlying.
t	Lack of Liquidity — The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.
t	Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.
t	The Final Terms and Valuation of the Securities Will Be Finalized on the Trade Date and Provided in the Pricing Supplement — The final terms of the Securities will be based on relevant market conditions when the terms of the Securities are set and will be finalized on the Trade Date and provided in the pricing supplement. In particular, each of the estimated value of the Securities and the Maximum Gain will be finalized on the Trade Date and provided in the pricing supplement, and each may be as low as the applicable minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the Securities based on the minimums for the estimated value of the Securities and the Maximum Gain.

Risks Relating to Conflicts of Interest

t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities and making the assumptions used to determine the pricing of the Securities and the estimated value of the Securities when the terms of the Securities are set, which we refer to as the estimated value of the Securities. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the Securities could result in substantial returns for us or our affiliates while the value of the Securities declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.
t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold investments linked to the Underlying or the Exchange Rate and could affect the value of the Underlying or the Exchange Rate, and therefore the market value of the Securities.
t	Potential JPMorgan Financial Impact on the Market Price of the Underlying — Trading or transactions by JPMorgan Financial or its affiliates in the Underlying, the European Union euro, the U.S. dollar or in futures, options or other derivative products on the Underlying or the Exchange Rate may adversely affect the market value of the Underlying, the European Union euro or the U.S. dollar and, therefore, the market value of the Securities.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

t	The Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities — The estimated value of the Securities is only an estimate determined by reference to several factors. The original issue price of the Securities will exceed the estimated value of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. See “The Estimated Value of the Securities” in this pricing supplement.
t	The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates — The estimated value of the Securities is determined by reference to internal pricing models of our affiliates when the terms of the Securities are set. This estimated value of the Securities is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Securities that are greater than or less than the estimated value of the Securities. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Securities from you in secondary market transactions. See “The Estimated Value of the Securities” in this pricing supplement.
t	The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the Securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Securities. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See “The Estimated Value of the Securities” in this pricing supplement.
t	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Securities” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Securities during this initial period may be lower than the value of the Securities as published by JPMS (and which may be shown on your customer account statements).
t	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities — Any secondary market prices of the Securities will likely be lower than the original issue price of the Securities because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Securities. As a result, the price, if any, at which JPMS will be willing to buy Securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Securities.

The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity. See “— Risks Relating to the Securities Generally — Lack of Liquidity” above.

t	Many Economic and Market Factors Will Impact the Value of the Securities — As described under “The Estimated Value of the Securities” in this pricing supplement, the Securities can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the Securities at issuance and their value in the secondary market. Accordingly, the secondary market price of the Securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs, the level of the Underlying and the Exchange Rate, including:
t	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
t	customary bid-ask spreads for similarly sized trades;
t	our internal secondary market funding rates for structured debt issuances;
t	the actual and expected volatility in the level of the Underlying or the Exchange Rate;
t	the time to maturity of the Securities;
t	the dividend rates on the equity securities included in the Underlying;
t	interest and yield rates in the market generally;

t	the suspension or disruption of market trading in the European Union euro or the U.S. dollar;
t	the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities included in the Underlying trade and the correlation among those rates and the levels of the Underlying; and
t	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Securities, if any, at which JPMS may be willing to purchase your Securities in the secondary market.

Risks Relating to the Underlying and the Exchange Rate

♦	Non-U.S. Securities Risk — The equity securities included in the Underlying have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.
♦	The Securities Are Subject to Currency Exchange Risk — Foreign currency exchange rates vary over time and may vary considerably during the term of the Securities. The value of the European Union Euro and the U.S. dollar is at any moment a result of the supply and demand for those currencies. Changes in foreign currency exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the European Union (including its member states) and the United States and economic and political developments in other relevant countries. Of particular importance to potential currency exchange risk are:
t	existing and expected rates of inflation;
t	existing and expected interest rate levels;
t	the balance of payments in the member states of the European Union and the United States and between each country and its major trading partners;
t	political, civil or military unrest in the member states of the European Union and the United States; and
t	the extent of governmental surplus or deficit in the member states of the European Union and the United States.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the European Union (including its member states), the United States and those of other countries important to international trade and finance.

♦	Currency Exchange Risks Can Be Expected to Heighten in Periods of Financial Turmoil — In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of a crisis than others with sudden and severely adverse consequences to the currencies of those regions. In addition, governments around the world, including the United States government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies. Such interventions affect currency exchange rates globally and, in particular, the value of the European Union euro relative to the U.S. dollar. Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the Securities and your return on your investment in the Securities at maturity.
♦	Governmental Intervention Could Materially and Adversely Affect the Value of The Securities — Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government or left to float freely. Governments, including those of issuing the European Union euro and the United States, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. In addition, other governmental actions, such as sanctions, against the government issuing the European Union euro could adversely affect the value of the European Union euro relative to the U.S. dollar. Thus, a special risk in purchasing the securities is that their trading value and amount payable could be affected by the actions of sovereign governments, fluctuations in response to other market forces and the movement of currencies across borders.
♦	Even Though the European Union Euro and the U.S. Dollar Trade Around-The-Clock, the Securities Will Not — Because the inter-bank market in foreign currencies is a global, around-the-clock market, the hours of trading for the securities, if any, will not conform to the hours during which the European Union euro and the U.S. dollar are traded. Consequently, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the securities. Additionally, there is no systematic reporting of last-sale information for foreign currencies which, combined with the limited availability of quotations to individual investors, may make it difficult for many investors to obtain timely and accurate data regarding the state of the underlying foreign exchange markets.

Hypothetical Examples and Return Table

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The following table and hypothetical examples below illustrate the payment at maturity per $10.00 principal amount Security for a hypothetical range of Underlying Returns from -100.00% to +100.00% on an offering of the Securities linked to a hypothetical Underlying, converted into U.S. dollars, and assume a hypothetical Adjusted Initial Value of 100, a hypothetical Upside Gearing of 1.50 and a hypothetical Maximum Gain of 9.00%. The hypothetical Adjusted Initial Value of 100 has been chosen for illustrative purposes only and may not represent a likely actual Adjusted Initial Value. The actual Adjusted Initial Value will be based on the Adjusted Closing Level of the Underlying on the Trade Date and will be provided in the pricing supplement. For historical data regarding the closing levels of the Underlying (including the closing levels of the Underlying, converted into U.S. dollars), please see the historical information set forth under “The Underlying” in this pricing supplement. The actual Upside Gearing is specified on the cover of this pricing supplement. The actual Maximum Gain will be finalized on the Trade Date and provided in the pricing supplement. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity may be more or less than the amounts displayed below and will be determined based on the actual terms of the Securities, including the Upside Gearing, the Adjusted Initial Value and the Maximum Gain to be finalized on the Trade Date and provided in the pricing supplement and the Adjusted Final Value on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Adjusted Final Value	Underlying Return (%)	Payment at Maturity ($)	Return at Maturity per $10.00 issue price (%)
200.00	100.00%	$10.90	9.00%
190.00	90.00%	$10.90	9.00%
180.00	80.00%	$10.90	9.00%
170.00	70.00%	$10.90	9.00%
160.00	60.00%	$10.90	9.00%
150.00	50.00%	$10.90	9.00%
140.00	40.00%	$10.90	9.00%
130.00	30.00%	$10.90	9.00%
120.00	20.00%	$10.90	9.00%
110.00	10.00%	$10.90	9.00%
108.00	8.00%	$10.90	9.00%
106.00	6.00%	$10.90	9.00%
104.00	4.00%	$10.60	6.00%
102.00	2.00%	$10.30	3.00%
100.00	0.00%	$10.00	0.00%
95.00	-5.00%	$9.50	-5.00%
90.00	-10.00%	$9.00	-10.00%
80.00	-20.00%	$8.00	-20.00%
70.00	-30.00%	$7.00	-30.00%
60.00	-40.00%	$6.00	-40.00%
50.00	-50.00%	$5.00	-50.00%
40.00	-60.00%	$4.00	-60.00%
30.00	-70.00%	$3.00	-70.00%
20.00	-80.00%	$2.00	-80.00%
10.00	-90.00%	$1.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

Example 1 — The Adjusted Closing Level increases by 2% from the Adjusted Initial Value of 100 to the Adjusted Final Value of 102.

Because the Upside Gearing of 1.50 times the Underlying Return of 2% is less than the Maximum Gain of 9.00%, JPMorgan Financial will pay you your principal amount plus a return equal to the Underlying Return times the Upside Gearing, resulting in a payment at maturity of $10.30 per $10 principal amount Security, calculated as follows:

$10.00 + ($10.00 × Underlying Return × Upside Gearing)
$10.00 + ($10.00 × 2% × 1.50) = $10.30

Example 2 — The Adjusted Closing Level increases by 10% from the Adjusted Initial Value of 100 to the Adjusted Final Value of 110.

Because the Upside Gearing of 1.50 times the Underlying Return of 10% is greater than the Maximum Gain of 9.00%, JPMorgan Financial will pay you your principal amount plus a return equal to the Maximum Gain of 9.00%, resulting in a payment at maturity of $10.90 per $10 principal amount Security, calculated as follows:

$10.00 + ($10.00 × Maximum Gain)
$10.00 + ($10.00 × 9.00%) = $10.90

Example 3 — The Adjusted Closing Level increases by 40% from the Adjusted Initial Value of 100 to the Adjusted Final Value of 140.

Because the Upside Gearing of 1.50 times the Underlying Return of 40% is significantly greater than the Maximum Gain of 9.00%, JPMorgan Financial will pay you your principal amount plus a return equal to only the Maximum Gain of 9.00%, resulting in a payment at maturity of $10.90 per $10 principal amount Security, calculated as follows:

$10.00 + ($10.00 × Maximum Gain)
$10.00 + ($10.00 × 9.00%) = $10.90

Example 4 — The Adjusted Closing Level decreases by 40% from the Adjusted Initial Value of 100 to the Adjusted Final Value of 60.

Because the Underlying Return is -40%, JPMorgan Financial will pay you a payment at maturity of $6.00 per $10 principal amount Security, calculated as follows:

$10.00 + ($10.00 × Underlying Return)
$10.00 + ($10.00 × -40.00%) = $6.00

If the Underlying Return is negative, investors will be exposed to the negative Underlying Return at maturity, resulting in a loss of principal that is proportionate to the Adjusted Closing Level’s decline from the Adjusted Initial Value to the Adjusted Final Value. Investors could lose some or all of their principal amount.

The hypothetical returns and hypothetical payments on the Securities shown above apply only if you hold the Securities for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower

Hypothetical Examples of Underlying Return Calculations

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The following examples illustrate how the Underlying Return is calculated in different hypothetical scenarios. The examples below assume that the hypothetical closing level of the Underlying on the Trade Date is 100, the hypothetical Exchange Rate on the Trade Date is 1.10 and, therefore, the hypothetical Adjusted Initial Value is 110. The hypothetical closing level of the Underlying and Exchange Rate on the Trade Date have been chosen for illustrative purposes only and may not represent a likely actual closing level of the Underlying or Exchange Rate on the Trade Date. For historical data regarding the closing levels of the Underlying and the exchange rate of the European Union Euro relative to the U.S. dollars, please see the historical information set forth under “The Underlying” in this pricing supplement. The hypothetical Underlying Return set forth below are for illustrative purposes only and may not be the actual Underlying Returns. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1 — The closing level of the Underlying increases from 100 on the Trade Date to 110 on the Final Valuation Date, and the Exchange Rate on the Final Valuation Date remains flat at 1.10 from the Trade Date to the Final Valuation Date.

The Adjusted Final Value is equal to:

110 × 1.10 = 121

Because the Adjusted Final Value of 121 is greater than the Adjusted Initial Value of 110, the Underlying Return is positive and is equal to 10%.

Example 2 — The closing level of the Underlying remains flat at 100 from the Trade Date to the Final Valuation Date, and the Exchange Rate increases from 1.10 on the Trade Date to 1.32 on the Final Valuation Date.

The Adjusted Final Value is equal to:

100 × 1.32 = 132

Because the Adjusted Final Value of 132 is greater than the Adjusted Initial Value of 110, the Underlying Return is positive and is equal to 20%.

Example 3 — The closing level of the Underlying increases from 100 on the Trade Date to 110 on the Final Valuation Date, and the Exchange Rate increases from 1.10 on the Trade Date to 1.32 on the Final Valuation Date.

The Adjusted Final Value is equal to:

110 × 1.32 = 145.20

Because the Adjusted Final Value of 145.20 is greater than the Adjusted Initial Value of 110, the Underlying Return is positive and is equal to 32%.

Example 4 — The closing level of the Underlying increases from 100 on the Trade Date to 105 on the Final Valuation Date, but the Exchange Rate decreases from 1.10 on the Trade Date to 0.66 on the Final Valuation Date.

The Adjusted Final Value is equal to:

105 × 0.66 = 69.30

Even though the closing level of the Underlying has increased by 5%, because the Exchange Rate has decreased by 40%, the Adjusted Final Value of 69.30 is less than the Adjusted Initial Value of 110, and the Underlying Return is negative and is equal to -37%.

Example 5 — The closing level of the Underlying decreases from 100 on the Trade Date to 90 on the Final Valuation Date, but the Exchange Rate increases from 1.10 on the Trade Date to 1.32 on the Final Valuation Date.

The Adjusted Final Value is equal to:

90 × 1.32 = 118.80

Even though the closing level of the Underlying has decreased by 10%, because the Exchange Rate has increased by 20%, the Adjusted Final Value of 118.80 is greater than the Adjusted Initial Value of 110, and the Underlying Return is positive and is equal to 8%.

Example 6 — The closing level of the Underlying decreases from 100 on the Trade Date to 80 on the Final Valuation Date, and the Exchange Rate decreases from 1.10 on the Trade Date to 0.77 on the Final Valuation Date.

The Adjusted Final Value is equal to:

80 × 0.77 = 61.60

Because the Adjusted Final Value of 61.60 is less than the Adjusted Initial Value of 110, the Underlying Return is negative and is equal to
-44%. This example illustrates how adverse movements in the level of the Underlying and the Exchange Rate can lead to compounded losses.

Example 7 — The closing level of the Underlying remains flat at 100 from the Trade Date to the Final Valuation Date, and the Exchange Rate decreases from 1.10 on the Trade Date to 0.88 on the Final Valuation Date.

The Adjusted Final Value is equal to:

100 × 0.88 = 88

Because the Adjusted Final Value of 88 is less than the Adjusted Initial Value of 110, the Underlying Return is negative and is equal to -20%.

Example 8 — The closing level of the Underlying decreases from 100 on the Trade Date to 50 on the Final Valuation Date, and the Exchange Rate remains flat at 1.10 from the pricing Date to the Final Valuation Date.

The Adjusted Final Value is equal to:

50 × 1.10 = 55

Because the Adjusted Final Value of 55 is less than the Adjusted Initial Value of 110, the Underlying Return is negative and is equal to -50%.

.

The Underlying

The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. The EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license. The Securities based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither Stoxx Limited nor any of its Licensors shall have any liability with respect thereto. For additional information about the EURO STOXX 50® Index, see the information set forth under “Equity Index Descriptions — The STOXX Benchmark Indices” in the accompanying underlying supplement.

Historical Information — Adjusted Underlying Performance

The graph below illustrates the daily performance of the Underlying, converted into U.S. dollars, from January 2, 2013 through April 20, 2023, based on the daily closing levels of the Underlying and the exchange rate of the Underlying Currency relative to the U.S. dollar as reported by the Bloomberg Professional® service (“Bloomberg”) on the relevant dates, without independent verification. The exchange rates used in this graph were determined by reference to the rates reported by Bloomberg and may not be indicative of the Underlying performance, converted into U.S. dollars, using the Exchange Rates at approximately 4:00 p.m., London time, on the relevant dates that would be derived from the applicable Refinitiv page. The Adjusted Closing Level, calculated using the Exchange Rate reported by Refinitiv at approximately 4:00 p.m., London time, on April 20, 2023 was 4,813.92. The actual Adjusted Initial Value will be the Adjusted Closing Level on the Trade Date.

Past performance of the Underlying, converted into U.S. dollars, is not indicative of the future performance of the Underlying, converted into U.S. dollars.

The historical performance of the Underlying, converted into U.S. dollars, should not be taken as an indication of future performance, and no assurance can be given as to the Adjusted Closing Level on the Trade Date or the Final Valuation Date. There can be no assurance that the performance of the Underlying, converted into U.S. dollars, will result in the return of any of your principal amount.

Historical Information —Underlying Performance

The graph below illustrates the daily performance of the Underlying from January 2, 2013 through April 20, 2023, based on information from Bloomberg, without independent verification. The closing level of the Underlying on April 20, 2023 was 4,384.86. We obtained the closing levels of the Underlying above and below from Bloomberg, without independent verification.

Past performance of the Underlying is not indicative of the future performance of the Underlying.

The historical performance of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Underlying on the Trade Date or the Final Valuation Date. There can be no assurance that the performance of the Underlying will result in the return of any of your principal amount.

Historical Information — Exchange Rate Performance

The graph below illustrates the daily performance of the European Union euro expressed in terms of the conventional market quotation (which is the amount of U.S. dollars that can be exchanged for one European Union euro), as shown on Bloomberg, from January 2, 2013 through April 20, 2023, without independent verification.  We obtained the exchange rates below from Bloomberg, without independent verification.

The exchange rates set forth displayed in the graph below are for illustrative purposes only and do not form part of the calculation of the Adjusted Closing Level.  Historical exchange rates should not be taken as an indication of future exchange rates, and no assurance can be given as to the Exchange Rate on the Trade Date or on the Final Valuation Date.

The historical exchange rates in the graph below were determined using the rates reported by Bloomberg, which is not the source of the Exchange Rate.  The Exchange Rate is determined based on the applicable rate displayed of the applicable Refinitiv page at approximately 4:00 p.m., London time.  The Exchange Rate, calculated in the manner set forth under “Indicative Terms — Exchange Rate” in this pricing supplement, on April 20, 2023, was 1.09785.

The Underlying Return, assuming no change in the closing level of the Underlying, increases when the U.S. dollar depreciates in value against the European Union euro.

Past performance of the European Union euro relative to the U.S. dollar is not indicative of the future performance of the European Union euro relative to the U.S. dollar.

The historical performance of the European Union euro relative to the U.S. dollar should not be taken as an indication of future performance, and no assurance can be given as to the Exchange Rate on the Trade Date or the Final Valuation Date. There can be no assurance that the performance of European Union euro relative to the U.S. dollar will result in the return of any of your principal amount.

Supplemental Plan of Distribution

We and JPMorgan Chase & Co. have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Securities that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying product supplement.

The Estimated Value of the Securities

The estimated value of the Securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. The estimated value of the Securities does not represent a minimum price at which JPMS would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the Securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding values of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Securities. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. For additional information, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Securities is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the Securities is determined when the terms of the Securities are set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the Securities will be lower than the original issue price of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities” in this pricing supplement.

Secondary Market Prices of the Securities

For information about factors that will impact any secondary market prices of the Securities, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to seven months. The length of any such initial period reflects secondary market volumes for the Securities, the structure of the Securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Securities and when these costs are incurred, as determined by our affiliates. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The Securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Securities. See “Hypothetical Examples and Return Table” and “Hypothetical Examples of Underlying Return Calculations” in this pricing supplement for an illustration of the risk-return profile of the Securities and “The Underlying” in this pricing supplement for a description of the market exposure provided by the Securities.

The original issue price of the Securities is equal to the estimated value of the Securities plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities, plus the estimated cost of hedging our obligations under the Securities.